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                                                                      EXHIBIT 15



August 13, 1999

The DII Group, Inc.
6273 Monarch Park Place
Niwot, Colorado

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The DII Group, Inc. and subsidiaries for the periods ended July 4, 1999 and June 28, 1998, as indicated in our report dated August 13, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 4, 1999, is incorporated by reference in Registration Statement Nos. 33-73556, 33-90572, 33-79940, 333-10999, 333-11001, 333-11005, and 333-11007 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Very truly yours,


DELOITTE & TOUCHE LLP